Exhibit 99.1

Robert A. Vandenbergh promoted to Senior Executive Vice President and Chief Operating Officer of Lakeland Bancorp, Inc. and Lakeland Bank

David Yanagisawa to Join Lakeland Bancorp, Inc. and Lakeland Bank as Executive Vice President and Chief Lending Officer

Oak Ridge, New Jersey – November 4, 2008 – Thomas J. Shara, President and CEO of Lakeland Bancorp, Inc. (NASDAQ: LBAI ) announced the promotion of Robert A. Vandenbergh to Senior Executive Vice President and Chief Operating Officer of Lakeland Bancorp and Lakeland Bank, and that David Yanagisawa will join Lakeland Bancorp, Inc. as Executive Vice President and Chief Lending Officer of Lakeland Bancorp and Lakeland Bank.

“It is with great pleasure that I announce the promotion of Bob Vandenbergh to Senior Executive Vice President and Chief Operating Officer,” stated Mr. Shara. “Bob will continue to report to me, overseeing the Lending, Leasing, Operations and Retail functions, thus aligning day to day operations under one umbrella. Bob’s extensive banking background and past contributions to Lakeland bring great strength to this position, and I am pleased to utilize his abilities in this capacity. Bob’s commercial and community banking experience will enable Lakeland to execute our strategic plans, thus enhancing our position in the markets that we serve. Replacing Bob as Chief Lending Officer is David Yanagisawa, who will be joining our team as an Executive Vice President. David will be joining Lakeland Bank on November 24, 2008.”

Yanagisawa has over 35 years experience in all areas of commercial banking, most recently with TD Bank. Prior to TD Bank’s acquisition of Hudson United Bank in 2006, Yanagisawa had been with Hudson United Bank for 12 years, prior to which he was with Citizens First National Bank.

Lakeland Bancorp, the holding company for Lakeland Bank, has a current asset base of approximately $2.6 billion and forty-eight (48) offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank, headquartered at 250 Oak Ridge Road, Oak Ridge, offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, equipment leasing, and 24-hour or less turnaround time on consumer loan applications. For more information about their full line of products and services, visit their website at www.lakelandbank.com.